Exhibit 99.1

55 Union Boulevard, P.O. Box 269, Totowa, NJ  07511-0269
(973) 942-1111     Fax (973) 942-9816
www.greatercommunity.com

Greater Community Bancorp Announces Issuance of $24 Million of Trust Preferred Securities

TOTOWA, NJ, July 3, 2007 – Greater Community Bancorp (Nasdaq: GFLS) (the “Company”) announced that on July 2, 2007, GCB Capital Trust III, a Delaware statutory trust sponsored by the Company, has issued and sold 24,000 trust preferred securities with a liquidation price of $1,000 per preferred security, or $24 million in the aggregate.  The Company received the $24 million derived from the issuance of the trust preferred securities in return for junior subordinated debentures issued by the Company to GCB Capital Trust III.

The trust preferred securities were issued and sold in a private placement as part of a pooled offering.  The trust preferred securities are subject to mandatory redemption when the junior subordinated debentures mature on July 30, 2037.  The Company may, with regulatory approval, redeem the debentures and the trust preferred securities at any time on or after July 30, 2017.  The annual interest rate for the debentures issued by the Company to GCB Capital Trust III is fixed at 6.96% for the first 10 years and thereafter will reset quarterly at a variable rate equal to the 3-month LIBOR rate plus a specified spread.

The Company used the proceeds from the above issuance in connection with the redemption of all of the outstanding 8.45% trust preferred securities previously issued by GCB Capital Trust II in 2002, at a redemption price of 100% of the liquidation amount, plus accrued and unpaid interest to the redemption date.

As a result of these transactions, the Company will incur a one-time charge for financial statement purposes of approximately $750,000, before income tax, during the second quarter of 2007.  The one-time charge reflects the impairment of unamortized issuance costs attributable to the 2002 trust preferred securities issuance.

About the Company

Greater Community Bancorp is a financial holding company headquartered in Totowa, New Jersey. The Company operates fifteen full-service branches in the northern New Jersey counties of Passaic, Bergen, and Morris through its state-chartered commercial bank subsidiary, Greater Community Bank. Greater Community Bank provides traditional commercial and retail banking services to small businesses and consumers, and operates an equipment leasing and financing subsidiary, Highland Capital Corp. Greater Community Financial, a division of Greater Community Bank, provides a wide range of investment products and services exclusively through Raymond James Financial Services, Inc., member NASD/SIPC. (Securities are not FDIC insured or bank-guaranteed, and are subject to risk and may lose value). The Company offers traditional insurance products through its Greater Community Insurance Services, LLC subsidiary, and also offers title insurance and settlement services through its Greater Community Title, LLC subsidiary and personal income tax return preparation services through its Greater Community Tax Services, LLC subsidiary.  Insurance policies and tax services are not insured by the FDIC or any federal government agency, may lose value, and are not a deposit of or guaranteed by Greater Community Bank or any bank affiliate. For additional information about Greater Community Bancorp and its subsidiaries visit www.greatercommunity.com or call 973-942-1111.

Forward-Looking Statements

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, change in economic climate, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company's business, competitive pressures, changes in accounting, tax or regulatory practices or requirements, resolution of tax reviews, and those risk factors detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT at Greater Community Bancorp:
Anthony M. Bruno, Jr.
973-942-1111 x 1001
anthony.bruno@greatercommunity.com

SOURCE: Greater Community Bancorp